Exhibit D

Execution Copy

COMMON UNIT PURCHASE AND SALE AGREEMENT

This Common Unit Purchase and Sale Agreement (this “Agreement”), is entered into on January 9, 2022 (the “Execution Date”), by and between Viper Energy Partners LP, a Delaware limited partnership (the “Partnership”), and BX Guidon Topco LLC, a Delaware limited liability company (“Seller”). Each of the Partnership and Seller are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as part of the Partnership’s common unit repurchase program (the “Repurchase Program”) previously approved by the Board of Directors of the general partner of the Partnership (the “General Partner”), the Partnership desires to purchase from Seller, and Seller desires to sell to the Partnership, 1,500,000 common units (the “Purchased Units”) representing limited partnership interests in the Partnership (the “Common Units”), in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF COMMON UNITS

1.1 Purchase and Sale of the Purchased Units. On the terms and subject to the conditions of this Agreement, at Closing (as defined below), Seller shall sell, assign, transfer and deliver to the Partnership, and the Partnership shall acquire from Seller, the Purchased Units in exchange for cash in an aggregate amount of $37,320,000 (the “Purchase Price”).

1.2 Closing, Closing Deliveries.

(a) The closing of the purchase and sale of the Purchased Units (the “Closing”) will take place remotely and electronically commencing at 10 a.m. Central Standard Time on January 14, 2022 or such other date as the Partnership and Seller may mutually determine.

(b) (i) not later than 1 p.m. Central Standard Time on the business day immediately preceding the Closing Date, Seller shall deliver or cause to be delivered, as applicable, the following documents (collectively, the “Seller Transfer Documents”), to Computershare Trust Company, N.A., the transfer agent and registrar for the Common Units (the “Transfer Agent”):

(x) a duly executed stock power for the Purchased Units, signed by an authorized officer or other authorized representative of Seller and containing a medallion signature guarantee of the appropriate value affixed by a national bank or another financial institution participating in a medallion signature guarantee program, if required by the Transfer Agent; and

(y) any other customary documents, resolutions, certificates or instructions required by the Transfer Agent from Seller in connection with the transfer of the Purchased Units to the Partnership on the books and records of the Transfer Agent.

(ii) At Closing, Seller shall cause the Purchased Units held in book-entry form to be transferred and delivered to the Partnership’s account at the Transfer Agent, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances (collectively, “Encumbrances”), against the delivery by the Partnership of the Purchase Price to Seller.

(c) At Closing, the Partnership shall deliver by wire transfer to the account designated in writing by Seller immediately available funds in U.S. dollars in an amount equal to the Purchase Price against the delivery by Seller of the Purchased Units to the Partnership in accordance with the provisions of Section 1.2(b).

(d) At Closing, the Partnership shall instruct the Transfer Agent to immediately cancel the Purchased Units and such Purchased Units shall no longer be outstanding on the books and records of the Transfer Agent.

1.3 Closing Condition. The Parties’ obligation to consummate the Closing is subject to the following condition: There shall be no statute, regulation, injunction, restraining or other order, rule or decree of any nature by any local, state, federal or foreign court, arbitror, arbitral tribunal or other governmental, administrative or regulatory entity, agency, instrumentality or authority that is in effect that prohibits, restricts or prevents consummation of the Transactions (as defined below).

1.4 Termination of Agreement. The Partnership and Seller may terminate this Agreement by mutual written consent at any time prior to Closing. Either the Partnership or Seller may terminate this Agreement, except for this Section and Article 4, by giving written notice of such termination at any time after January 18, 2022 if the Closing has not occurred at the time of delivery of such written notice; provided, however, that the Party delivering such notice must not have caused such failure to close. Any termination of this Agreement under this Section 1.4 (except as permitted in the first sentence of this Section 1.4) shall not extinguish or impair the rights of a non-breaching Party to pursue all legal remedies available to it, and no election of remedies will be deemed to have been made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTIONS

2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Partnership that the statements contained in this Section 2.1 are correct and complete on the date hereof and shall be correct and complete on the Closing Date.

(a) Organization of Seller. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. There is no pending or, to Seller’s knowledge, threatened action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) against Seller for the dissolution, liquidation, bankruptcy, insolvency, reorganization, moratorium or other similar proceeding.

(b) Power and Authority; Enforceability. Seller has the limited liability company power and authority necessary to execute and deliver this Agreement, each Seller Transfer Document and any other document executed or delivered in connection with this Agreement, and each amendment or supplement to any of the foregoing (including this Agreement, the “Transaction Documents”) to which Seller is a party, and to perform and consummate the transactions contemplated hereby and thereby (the “Transactions”). Seller has taken all action necessary to authorize the execution and delivery by Seller of each Transaction Document to which Seller is party, the performance of Seller’s obligations thereunder, and the consummation by Seller of the Transactions. Each Transaction Document to which Seller is a party has been duly authorized, executed and delivered by Seller, and is enforceable against Seller in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the rights of creditors and general principles of equity, including equitable defenses as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or equity (the “Enforceability Exception”).

(c) Consents and Approvals. No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by Seller for the consummation of the Transactions in connection with the sale of the Purchased Units by Seller, except such as have been obtained and made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(d) Absence of Defaults and Conflicts Resulting from the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of Seller pursuant to (i) any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over Seller or any of its properties, (ii) any agreement or instrument to which Seller is a party or by which Seller is bound or to which any of the properties of Seller is subject or (iii) the certificate of formation, limited liability company agreement or similar constituent, governing or organizational document of Seller, except in the case of clauses (i) and (ii), for any breaches, violations, defaults or Encumbrances, which, individually or in the aggregate, would not have a material adverse effect on the ability of Seller to consummate the Transactions.

(e) No Finder’s Fee or Brokerage Commission. There are no contracts, agreements or understandings between Seller and any person that would give rise to a valid claim against Seller or the Partnership for a brokerage commission, finder’s fee or other like payment in connection with the sale of the Purchased Units to the Partnership.

(f) Title to the Purchased Units. Seller owns beneficially and has good title to the Purchased Units, free and clear of any Encumbrances (other than any restrictions on transfer under the Securities Act and state securities laws). The Purchased Units are held in book entry form on the books and records of the Transfer Agent.

(g) Sophisticated Seller. Seller is experienced, sophisticated and knowledgeable in financial matters and trading in securities, such as Common Units, has conducted its own analysis and investigation with respect to the sale of the Purchased Units to the Partnership and is capable of evaluating the merits and risks of the Transactions and of protecting its own interest in connection with the Transactions.

(h) No Additional Representations or Warranties. Seller hereby acknowledges and agrees that none of the Partnership, the General Partner and their respective agents, representatives or affiliates, and none of the General Partner’s officers, directors or employees, has made any representation or warranty, express or implied, regarding the Partnership, the Purchased Units, the Common Units or otherwise, except for the representations and warranties set forth herein.

(i) Material Non-Public Information May Exist. Seller hereby acknowledges that the Partnership may be in possession of material non-public information relating to the Partnership and its operating subsidiary (including, but not limited to, recent financial and/or operational results, operational updates, financial projections, future capital expenditures and business strategy, which may be positive or negative), and Seller hereby acknowledges and understands the disadvantages that may result from selling the Purchased Units to the Partnership without disclosure of any such information, that any such information may be indicative of a value of the Common Units that is substantially different than the Purchase Price and that the Seller is willing to consummate the Transactions notwithstanding any such non-disclosure. Seller acknowledges that the Partnership is relying on this representation (as well as the other representations, warranties and covenants of Seller in this Agreement) as a condition to the Partnership’s proceeding with entering into this Agreement and consummating the Transactions, and that the Partnership would not enter into this Agreement or consummate the Transactions without such representations, warranties or covenants.

(j) Waiver and Release of Liability. To the fullest extent permitted by law, Seller hereby irrevocably and unconditionally waives and releases the Partnership, the General Partner and its officers, directors and employees, as well as their respective agents, representatives and affiliates, from all claims that Seller may have (whether for damages, rescission or any other relief) based on the Partnership’s possible possession and/or non-disclosure of such material non-public information to Seller, and Seller has agreed not to solicit or encourage, directly or indirectly, any other person or entity to assert such a claim, and Seller hereby confirms to the Partnership its understanding of the significance of the foregoing waiver.

2.2 Representations and Warranties of the Partnership. The Partnership represents and warrants to Seller that the statements contained in this Section 2.2 are correct and complete on the Execution Date and shall be correct and complete on the Closing Date.

(a) Organization of the Partnership. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has the limited partnership power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or, to the Partnership’s knowledge, threatened Action against the Partnership for its dissolution, liquidation, bankruptcy, insolvency, reorganization, moratorium or other similar proceeding.

(b) Power and Authority; Enforceability. The Partnership has the limited partnership power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. The General Partner has taken all action necessary to authorize the Partnership’s execution and delivery of each Transaction Document to which the Partnership is a party, the performance of the Partnership’s obligations thereunder and its consummation of the Transactions. Each Transaction Document to which the Partnership is a party has been duly authorized by the General Partner and executed and delivered by the Partnership, and is enforceable against the Partnership in accordance with its terms, subject to the Enforceability Exception.

(c) Consents and Approvals. No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Partnership or the General Partner for the consummation of the Transactions in connection with the purchase of the Purchased Units by the Partnership, except such as have been obtained and made and such as may be required under the Securities Act or state securities laws.

(d) Absence of Defaults and Conflicts Resulting from the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Partnership pursuant to (i) any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Partnership or any of its properties, (ii) any agreement or instrument to which the Partnership or the General Partner is a party or by which the Partnership or the General Partner is bound or to which any of the properties of the Partnership is subject or (iii) the certificate of formation, limited partnership agreement, limited liability company agreement or similar constituent, governing or organizational document of the Partnership and the General Partner, except in the case of clauses (i) and (ii), for any breaches, violations, defaults or Encumbrances, which, individually or in the aggregate, would not have a material adverse effect on the ability of the Partnership to consummate the Transactions.

ARTICLE 3

COVENANTS

3.1 General. Each Party shall, and shall cause each of its (or, as applicable to the Partnership, the General Partner’s) directors, officers and employees, and each of their respective agents, representatives, affiliates and similarly situated persons to treat and hold this Agreement and the Transactions confidential and shall not disclose information relating to this Agreement and the Transactions to any third party, except as may be required by any applicable law, rule or regulation, including the rules and regulations of the Securities and Exchange Commission, a court order from the court of competent jurisdiction or any other governmental or regulatory authority or agency having jurisdiction or authority over such Party, without the prior written consent from the other Party.

3.2 Further Assurances. Each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the Transactions.

3.3 Transfer Taxes. Seller shall be responsible for the payment of any stock transfer or similar taxes in connection with the Transactions.

ARTICLE 4

INDEMNIFICATION

4.1 Survival of Representations, Warranties and Covenants. Each representation and warranty of the Parties contained herein, as well as the covenants relating to the indemnification and payment of any taxes and expenses, will survive the Closing and will continue in full force and effect.

4.2 Indemnification by Seller. Seller shall indemnify, hold harmless and reimburse, to the fullest extent permitted by law, the Partnership, the General Partner, each of the General Partner’s employees, officers and directors, and each of their respective advisors, agents, representatives and affiliates, against any and all claims, damages, liabilities, losses and expenses (including, without limitation, attorneys’ and experts’ fees and expenses) incurred or suffered by such person or entity arising out of or relating to any breach by Seller of its representations, warranties, covenants, undertakings or other obligations under this Agreement.

4.3 Indemnification by the Partnership. The Partnership shall indemnify, hold harmless and reimburse, to the fullest extent permitted by law, Seller and any of its employees, advisors, agents, representatives, affiliates, officers, directors and members against any and all claims, damages, liabilities, losses and expenses (including, without limitation, attorneys’ and experts’ fees and expenses) incurred or suffered by such person or entity arising out of or relating to any breach by the Partnership of its representations, warranties, covenants, undertakings or other obligations under this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1 Entire Agreement. This Agreement, together with the other Transaction Documents and any and all schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

5.2 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries having rights under or with respect to this Agreement.

5.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests, obligations hereunder shall be assigned by either of the Parties (whether by operation of law of otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure for the benefit of and be enforceable by the Parties and their respective successors and assigns.

5.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses or email addresses set forth below (or to such other recipients, addresses or email addresses as a Party may from time to time designate by notice to the other Party):

If to Seller:

BX Guidon Topco LLC

c/o Blackstone, Inc.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Erik Belz

E-mail: Erik.Belz@Blackstone.com

With a copy to (which shall not constitute notice)

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77002

Attention: Michael W. Rigdon

E-mail: michael.rigdon@kirkland.com

If to the Partnership, to:

Viper Energy Partners LP

500 West Texas, Suite 1200

Midland, Texas 79701

Attention: Matt Zmigrosky, Executive Vice President, General Counsel and Secretary

E-mail: mzmigrosky@diamondbackenergy.com

With a copy to (which shall not constitute notice)

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002-5200

Attention: John Goodgame

E-mail: jgoodgame@akingump.com

5.5 Specific Performance; Remedies. The Transactions are unique and, accordingly, each of the Parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the Parties is entitled to a decree of specific performance and injunctive and other equitable relief.

5.6 Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

5.7 Governing Law; Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the Transactions (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof) shall be governed by, and construed in accordance with, the laws of the State of New York. Each Party hereby irrevocably and unconditionally (a) submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, the City of New York, and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the Transactions, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transactions in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to the Partnership at Viper Energy Partners LP, 500 West Texas, Suite 1200, Midland, TX 79701, Attention: General Counsel shall be effective service of process against the Partnership for any suit, action or proceeding brought in any such court. Each Party irrevocably waives the right to trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any Party related to or arising out of this Agreement or the Transactions.

5.8 Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by the Partnership and Seller. Each waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

5.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

5.10 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants, whether or not the Transactions are consummated.

5.11 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective.

[SIGNATURE PAGE FOLLOWS]

Execution Copy

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date stated in the introductory paragraph of this Agreement.

THE PARTNERSHIP:

VIPER ENERGY PARTNERS LP

By: Viper Energy Partners GP LLC, its general partner

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	President

SELLER:

BX GUIDON TOPCO LLC

By:	/s/ Erik Belz
Name:	Erik Belz
Title:	Vice President and Secretary

Signature Page to Common Unit Purchase and Sale Agreement